EXHIBIT 10.1

TRANSITION AGREEMENT

This TRANSITION AGREEMENT (“Agreement”) is entered into as of November 13, 2007, by and between Acxiom Corporation, a Delaware corporation (the “Company”), and Charles Morgan (“Mr. Morgan”), an individual residing in the State of Texas.

WHEREAS, Mr. Morgan is Company Leader, has served as an officer of the Company since 1972 and has served as Chairman of the Company’s Board of Directors (the “Board”) since 1975;

WHEREAS, Mr. Morgan previously announced his intention to retire as Company Leader;

WHEREAS, Mr. Morgan has submitted a letter of retirement to the Board, which the Board has determined to accept;

WHEREAS, the Board desires to provide for a smooth and orderly transition of the Company Leader position and, to that end, has requested that Mr. Morgan serve as Interim Company Leader until the Board selects his successor;

WHEREAS, the parties desire to set forth all matters regarding Mr. Morgan’s retirement, his service as Interim Company Leader, and his service as a consultant to the Company; and

WHEREAS, the Board believes it is in the best interests of the Company and its stockholders to enter into this Agreement with Mr. Morgan.

NOW, THEREFORE, in consideration of the promises and covenants herein, the sufficiency of which is hereby acknowledged, Mr. Morgan and the Company agree as follows:

1.         Retirement and Transition. Mr. Morgan’s retirement as Company Leader and as a Board member, as well as from all other officer and director positions he holds with the Company, the Company’s subsidiaries and its affiliates, is effective immediately. Also effective immediately, Mr. Morgan is appointed to the office of Interim Company Leader, to serve at the pleasure of the Board in such capacity until the effective date on which his successor becomes Company Leader but in no event later than June 30, 2008 (the “Transition Date”).

2.         Compensation Until the Transition Date. Mr. Morgan will continue to receive his current salary of $815,000 per year, and all other compensation to which he is entitled in his current position as Company Leader, for his services as Interim Company Leader until the Transition Date, payable in accordance with Company policy; provided, however, that Mr. Morgan hereby waives any right he may have to compensation under any Company bonus plan, cash incentive plan or other such arrangement, including under the Acxiom Leadership Cash Incentive Plan. On the Transition Date, Mr. Morgan will also be compensated for all earned but unused vacation consistent with the Company’s vacation policies, and will be paid any other compensation then due upon the effectiveness of his retirement under the Company’s retirement plans. On the Transition Date, all compensation related to Mr. Morgan’s employment with the Company under all agreements and arrangements, including all perquisite, retirement, bonus and equity incentive programs, will cease, and no further compensation will be due from or paid by the Company to Mr. Morgan, except as expressly provided in this Agreement. For avoidance of doubt, except as expressly provided in this Agreement, Mr. Morgan agrees that he will not be entitled to receive any other payment, compensation or benefit from the Company or any of its affiliates in connection with his employment or service, the termination of such employment or service or otherwise, notwithstanding anything to the contrary in any Company equity incentive plan, bonus plan, benefit plan or other compensatory plan or policy. Mr. Morgan further agrees that he is not entitled to any severance, change-in control-related or similar payments or benefits under any agreement, guidelines, plan, program, policy or arrangement, whether formal or informal, written or unwritten, of the Company or any of its affiliates.

3.         Consulting. Subject to the oversight and review by, and at the request of, the Board and the successor Company Leader, Mr. Morgan hereby agrees to provide the Company with the following consulting services (the “Consulting Services”) beginning on the Transition Date and continuing for a continuous period ending on the earliest of (i) the third anniversary of the Transition Date, (ii) at the election of Mr. Morgan, the first anniversary of a change in control event within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”) (a “Change in Control Event”), and (iii) December 31, 2010 (the “Consulting Term,” and the final date of such Consulting Term the “Final Date”):

(a)        assisting the new Company Leader, as reasonably requested by such new Company Leader, in maintaining and developing positive business relationships with customers, including facilitating client introductions, leading up to four large customer events per year and visiting existing or potential customers;

(b)       advising the Company with respect to technological and technology strategy matters, including meeting as reasonably requested with the Company Leader, Chief Technology Officer and other company officers to discuss such matters;

(c)        advising the Company with respect to pending or future acquisitions and dispositions;

(d)       assisting in maintaining and developing relationships with the Company’s strategic partners; and

(e)        providing and assisting in such other services as may be reasonably requested by the Company, including with respect to business strategy and Company culture.

Mr. Morgan hereby covenants with the Company to (i) perform his functions, responsibilities and duties hereunder in a professional, competent manner consistent with industry standards, (ii) carry out his duties hereunder in good faith and in all respects consistent with the Company’s written policies and procedures, and (iii) exercise the degree of care, diligence and skill that a reasonably prudent professional would exercise in comparable circumstances. Unless otherwise agreed, Mr. Morgan will not be required to render Consulting Services for more than 12 full business days during any calendar month. The Company will provide reasonable advance notice of any request for Consulting Services. The Company will provide Mr. Morgan with copies of any written policies and procedures adopted after the date hereof.

4.         Compensation. In addition to the payments set forth in Section 2, the Company, in consideration for the services to be provided by Mr. Morgan hereunder and the other agreements and covenants of Mr. Morgan contained herein (including those contained in Sections 8 and 9 and the Release attached as Exhibit A (the “Release”) will make the following payments to, and for the benefit of, Mr. Morgan:

(a)        Initial Payment. On the date hereof, the Company will pay to Mr. Morgan $3,000,000.

(b)       Consulting Payments. Subject to the terms of this Agreement, during the Consulting Term, the Company will pay Mr. Morgan at the rate of $500,000 per annum for the Consulting Services. Such payments (each a “Consulting Payment”) will be due at the end of each calendar quarter, starting with the calendar quarter in which the Transition Date occurs. If Mr. Morgan dies or becomes totally and permanently disabled during the Consulting Term, no Consulting Payments due after the date of such death or disability will be made.

(c)        Office Space and Support. Beginning on the Transition Date and continuing until the Final Date, the Company will provide Mr. Morgan with an office, assistant and technology support commensurate with his position as a senior consultant of the Company and as the Company deems reasonably necessary for Mr. Morgan to provide the Consulting Services as contemplated herein. The office will be at a location that the Company determines to be suitable for Mr. Morgan’s performance of the Consulting Services required under this Agreement.

(d)       Expenses. The Company will promptly reimburse Mr. Morgan for all reasonable out-of-pocket expenses incurred by him in connection with the performance of the Consulting Services following his delivery of an accounting of those expenses to the Company in accordance with the Company’s then-current travel and business expense policy.

(e)        Independent Contractor Status. During the Consulting Term, Mr. Morgan will be an independent contactor of the Company. Nothing herein will be deemed to create any form of partnership, principal-agent relationship, employer-employee relationship or joint venture between the Company and Mr. Morgan. It is expressly understood that Mr. Morgan will not have the authority to bind the Company during the Consulting Term.

5.	Health Benefits.

(a)        Until the Transition Date, Mr. Morgan will be eligible for such medical, disability, life insurance coverage, vacation, sick leave, holiday benefits and any other benefits, in each case as are customarily made available to the Company’s executive officers, all in accordance with the Company’s benefits program in effect from time to time.

(b)       During the Consulting Term, Mr. Morgan will receive continued benefits (the “Health Benefits”) under the health plan  in which he participated on the Transition Date (or comparable substitute plan offered by the Company), upon the terms applicable on such date or as such terms may be amended or modified following the Transition Date. Any premium payments or other amounts owing in respect of such coverage will be paid by the Company during the Consulting Term.  Nothing in this Agreement will preclude the Company from amending or terminating any of the health plans or programs applicable to salaried employees or senior executives as long as such amendment or termination is applicable to all salaried employees or senior executives.  Mr. Morgan acknowledges that he has the right to elect continuation of his Health Benefits under “COBRA” as of the Transition Date and that he has instead elected to receive Health Benefits under this Section 5(b), which are provided as an alternative to COBRA continuation coverage.  As a result of such election, Mr. Morgan acknowledges that he will not be entitled to any additional continuation of Health Benefits pursuant to COBRA following the Consulting Term.

6.	Treatment of Equity Awards

(a)        Attached as Schedule A is a listing of all stock options (the “Options”) held by Mr. Morgan or any of his affiliates as of the date hereof, all of which are vested and exercisable. Mr. Morgan agrees that Schedule A accurately reflects all equity awards and their respective terms held by him as of the date hereof. All such awards were granted pursuant to the terms of the Company’s Key Employee Stock Option Plan (1983), the Acxiom Corporation U.K. Option Scheme, or the 2005 Equity Compensation Plan of Acxiom Corporation (collectively, the “Plans”). The Company hereby confirms that with respect to the Options, the underlying award agreements and the Plans that Mr. Morgan’s termination of employment hereunder on the Transition Date will constitute a termination of employment with the Company by reason of “Retirement in Best Standing” (as defined in the Company’s administration guidelines), and as such, subject to the terms and conditions of this Agreement, and the applicable plan and award agreements, the Options will remain exercisable until the Expiration Date set forth on Exhibit A.

(b)       Mr. Morgan hereby confirms and agrees to the following with respect to any of the Options for which the underlying Plans or award agreements specify certain prohibited activities and contain related forfeiture provisions: (i) a breach of this Agreement (including the covenants contained in Sections 8, 9, and 10) by Mr. Morgan at any time before the Final Date will be deemed a prohibited activity for purposes of such award agreements, regardless of whether such agreements or Plans specify a time period in which prohibited activity must occur for penalties to be applicable; and (ii) all remedies hereunder and under such agreements or Plans will be available to the Company in the event of such breach, including any right of the Company to require Mr. Morgan to disgorge profits on option gains. In the event of any such breach, notwithstanding anything to the contrary in any underlying award agreement or Plan, all Options will be immediately forfeited and canceled. Mr. Morgan represents, warrants and agrees, with respect to all Options listed on Schedule A held by an affiliate of his (including Vantage Point Properties, LLP), that: (i) Mr. Morgan is the authorized signatory of such affiliate; and (ii) his signature hereto also constitutes such affiliate's signature hereto for the purpose of consenting to and agreeing with this Section 6.

7.         Release. In consideration of the promises, covenants and other valuable consideration provided by the Company in this Agreement including, without limitation, the Company’s agreement to provide the compensation set forth herein, Mr. Morgan agrees that for him to be entitled to receive the payments and other benefits described in this Agreement, he will execute and deliver the Release on the date hereof.

8.         Non-Disclosure, Non-Solicitation, and Non-Competition Covenants. As an inducement to the Company to enter into this Agreement, Mr. Morgan agrees as follows:

(a)        Non-Disclosure. Mr. Morgan acknowledges that he has received and will continue to receive access to confidential and proprietary business information or trade secrets (“Confidential Information”) about the Company, that this information was obtained by the Company at great expense and is reasonably protected by the Company from unauthorized disclosure, and that Mr. Morgan’s possession of this special knowledge is due solely to his employment with the Company. In recognition of the foregoing, except for disclosure necessary in the course of Mr. Morgan’s duties hereunder, Mr. Morgan will not, at any time, disclose, use or otherwise make available to any third party any Confidential Information relating to the Company’s business, including its products, services, and development methods and techniques; trade secrets, data, specifications, inventions, and research activity; marketing and sales strategies, information and techniques; long- and short-term plans; current and prospective, customer or vendor, supplier lists, contacts and information; financial, personnel and information system information; and any other information concerning the business of the Company which is not disclosed to, or known by, the general public or generally known in the industry.

(b)	Non-Solicitation.

(i)        Mr. Morgan specifically acknowledges that the Confidential Information described in this Section 8 includes confidential data pertaining to current and prospective customers of the Company, that such data is a valuable and unique asset of the Company’s business and that the success or failure of the Company’s specialized business is dependent in large part upon the Company’s ability to establish and maintain close and continuing personal contacts and working relationships with such customers, and to develop proposals which are specifically designed to meet the requirements of such customers. Therefore, until the Final Date, Mr. Morgan agrees that he will not, except on behalf of the Company or with the Company’s express written consent, solicit, either directly or indirectly, on his own behalf or on behalf of any other person or entity, any customers with whom Mr. Morgan had contact (and any customers with whom Mr. Morgan has contact in the course of providing the Consulting Services) before the Final Date to take any action which could reasonably be expected to adversely affect the Company.

(ii)       Mr. Morgan specifically acknowledges that the Confidential Information described in this Section 8 also includes confidential data pertaining to current and prospective employees and agents of the Company, and Mr. Morgan further agrees that until the Final Date, Mr. Mr. Morgan will not directly or indirectly solicit, on his own behalf or on behalf of any other person or entity, the services of any person who is an employee or agent of the Company or solicit any of the Company’s employees or agents to terminate their employment or agency with the Company, except with the Company’s express written consent. This Section 8(b)(ii) will not preclude Mr. Morgan from soliciting the employment of Sharon Tackett or Julie Passman (whether or not either individual is then in the employment of the Company) and will not preclude Mr. Morgan from soliciting the employment of any person whose employment with the Company previously ended for any reason other than a solicitation from Mr. Morgan.

(iii)      Mr. Morgan specifically acknowledges that the Confidential Information described in this Section 8 also includes confidential data pertaining to current and prospective vendors and suppliers of the Company, and Mr. Morgan agrees that until the Final Date, Mr. Morgan will not directly or indirectly solicit, on his own behalf or on behalf of any other person or entity, any vendor or supplier of the Company for the purpose of either providing products or services to do a business competitive with that of the Company, as described in Section 8(c)(i), or terminating or changing such vendor’s or supplier’s relationship or agency with the Company.

(c)	Non-Competition.

(i)        Mr. Morgan covenants and agrees that until the Final Date, he will not engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant, or in any other capacity, a business competitive with that conducted by the Company. A “business competitive with that conducted by the Company” will mean any business or activity involved in information management products, marketing solutions and other services related to customer acquisition, growth and retention, including data collection, data integration technology and services, database services, information technology outsourcing, consulting and analytics services and consumer privacy products and services, or any other significant business in which the Company is engaged in before or as of the date hereof, in each case where such products or services are competitive with those offered by the Company. To “engage in or carry on” will mean to have ownership in such business (excluding ownership of up to 1% of the outstanding shares of a publicly-traded company) or to consult, work in, direct or have responsibility for any area of such business, including but not limited to the following areas: operations, technology strategy, sales, marketing, product planning, research, design or development.

(ii)       Until the Final Date, Mr. Morgan certifies and agrees that he will promptly notify the Company Leader and the Board in writing of his employment or other affiliation with any potentially competitive business or entity, prior to the commencement of such employment or affiliation.

(d)       The parties intend that each of the covenants contained in this Section 8 will be construed as a series of separate covenants, one for each state of the United States, each county of each state of the United States, and each foreign jurisdiction in which the Company does business or is preparing to do business before the Final Date. Except for geographic coverage, each such separate covenant will be deemed identical in terms to the covenant contained in the preceding subsections of this Section 8. If, in any judicial proceeding, a court will refuse to enforce any of the separate covenants (or any part thereof) deemed included in those subsections, then such unenforceable covenant (or such part) will be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 8 should ever be deemed to exceed the time or geographic limitations, or the scope of this covenant is ever deemed to exceed that which is permitted by applicable law, then such provisions will be reformed to the maximum time, geographic limitations or scope, as the case may be, permitted by applicable law. The unenforceability of any covenant in this Section 8 will not preclude the enforcement of any other of said covenants or provisions of any other obligation of Mr. Morgan or the Company hereunder, and the existence of any claim or cause of action by Mr. Morgan or the Company against the other, whether predicated on the Agreement or otherwise, will not constitute a defense to the enforcement by the Company of any of said covenants.

(e)        If Mr. Morgan will be in violation of any provision of this Section 8, then each time limitation set forth in this Section 8 will be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants in this Section 8 will be extended for a period of time equal to the pendency of such proceedings, including all appeals by Mr. Morgan.

9.         Ownership of Developments; Trade Secrets of Others. All copyrights, patents, trade secrets, or other intellectual property rights associated with any idea, concepts, techniques, inventions, processes, or works of authorship developed or created by Mr. Morgan during the course of his work for the Company or its clients, including past employment and with respect to the Consulting Services to be provided hereunder (collectively, the “Work Product”), will belong exclusively to the Company and will, to the extent possible, be considered a work made by Mr. Morgan for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by Mr. Morgan for hire for the Company, Mr. Morgan agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest Mr. Morgan may have in such Work Product. Upon the request of the Company, Mr. Morgan will take further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. Mr. Morgan represents and covenants that his performance of all the terms of this Agreement will not breach any agreement to keep any proprietary information, knowledge or data acquired by Mr. Morgan in confidence or in trust. Mr. Morgan will not enter into any agreements, either written or oral, which are in conflict with this Agreement. For purposes of this Section 9, the term “Company” also will include any existing or further subsidiaries of the Company that are the operating and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company through the Final Date.

10.       Company Remedies. Mr. Morgan acknowledges and agrees that the restrictions and agreements contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company, that the services to be rendered by Mr. Morgan as Company Leader and during the Consulting Period as a consultant to the Company, are of a special, unique and extraordinary character. To that end, in the event of any breach by Mr. Morgan in the performance of his obligations under this Agreement, Mr. Morgan agrees that the Company would be entitled to injunctive relief, which entails that (i) it would be difficult to replace Mr. Morgan’s services; (ii) the Company would suffer irreparable harm that would not be adequately compensated by monetary damages; and (iii) the remedy at law for any breach of any of the provisions of Section 8 will be inadequate. Mr. Morgan further acknowledges that legal counsel of his choosing has reviewed this Agreement, that Mr. Morgan has consulted with such counsel, and that he agrees to the terms herein without reservation. Accordingly, Mr. Morgan specifically agrees that the Company will be entitled, in addition to any remedy at law or in equity, to (i) retain any and all payments not yet paid to him under this Agreement in the event of any breach by him of his covenants under Sections 8 and 9 hereunder, (ii) in the event of such breach, recover an amount equal to the payments previously made to Mr. Morgan under Section 4(a), multiplied by a fraction, the numerator of which is 36 less the number of full months that have elapsed from the earlier of January 1, 2008 or the Transition Date until the date of such breach, and the denominator of which is 36, (iii) require Mr. Morgan to relinquish any Options as contemplated in Section 6(b), (iv) immediately terminate this Agreement, and (v) obtain preliminary and permanent injunctive relief and specific performance for any actual or threatened violation of this Agreement. This provision with respect to injunctive relief will not, however, diminish the right to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to injunctive relief.

11.       Return of Property. On the Transition Date and on the Final Date, Mr. Morgan will deliver to a designated Company representative all records, documents, hardware, software and other Company property and all copies thereof in Mr. Morgan’s possession. Mr. Morgan acknowledges and agrees that all such materials are the sole property of the Company, must be returned to the Company at any time upon request, and that he will certify in writing to the Company as requested that he has complied with this obligation.

12.       Non-Disparagement. Mr. Morgan agrees that he will not, and will use his reasonable efforts not to allow anyone acting on his behalf or at his direction at any time to, criticize, defame or disparage the Company or the Released Parties (as defined in Exhibit A hereto), their plans, or their actions to any third party, either orally or in writing; provided that the foregoing is not intended to place any limitation on Mr. Morgan’s ability to perform the Consulting Services in good faith consistent with the terms of this Agreement.

13.       Cooperation. Mr. Morgan covenants and agrees that until the Final Date he will cooperate reasonably and truthfully with the Company to the extent that it so requests in connection with any legal or business dispute, litigation or investigation concerning any matters which occurred during his employment with the Company or service to the Company hereunder or any matters in which he was involved or has knowledge. Mr. Morgan agrees to be available as reasonably requested by the Company or its counsel in any such matter. The Company will reimburse Mr. Morgan for reasonable travel and business expenses incurred by Mr. Morgan pursuant to this provision that are supported by receipts and other documentation as necessary to verify such expenses.

14.       Default in Payment. Should the Company default in timely payment on the due date of any payment or amount due under this Agreement, Mr. Morgan will give written notice of such default to the person specified in or pursuant to this Agreement to receive notice on behalf of the Company. The Company will have thirty (30) days after the receipt of such a notice of default to cure any payment default.

15.       Breach of this Agreement. If a court of competent jurisdiction determines that either party has breached or failed to perform any part of this Agreement, the parties agree that the non-breaching party will be entitled to injunctive relief to enforce this Agreement and that the breaching party will be responsible for paying the non-breaching party’s costs and attorneys’ fees incurred in enforcing this Agreement.

16.       Reimbursements to Company. Mr. Morgan hereby agrees to promptly pay to the Company any amounts that the Compensation Committee of the Company reasonably determines (in a manner consistent with past practice) is owed by him to the Company with respect to any non-business related perquisites that may have been provided to him, including for personal use of the Company-leased aircraft.

17.       Indemnification. The Company will protect, indemnify and hold harmless Mr. Morgan against any claims or litigation, including any damages, liability, cost and reasonable attorney’s fees as incurred with respect thereto resulting from his provision of the Consulting Services described herein, except to the extent resulting from the Mr. Morgan’s gross negligence or willful misconduct. Mr. Morgan will continue to be indemnified for acts and omissions occurring on or prior to the Transition Date to the fullest extent permitted under applicable law and pursuant to the corporate governance documents of the Company in accordance with their terms as in effect from time to time. The Company agrees that for purposes of this Section 17 it will interpret and/or apply any provision of applicable law or any corporate governance document relating to indemnification (including advancement of expenses) with respect to Mr. Morgan in a manner consistent with how such provisions are interpreted and applied by the Company to then-active executive officers of the Company. Mr. Morgan will be covered under the Company’s directors’ and officers’ liability insurance policies in effect from time to time on the same basis that other former directors and officers are covered.

18.       Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will nevertheless continue in full force and effect.

19.       Ambiguities in this Agreement. The parties acknowledge that this Agreement has been drafted, prepared, negotiated and agreed to jointly, with advice of each party’s respective counsel, and to the extent that any ambiguity should appear, now or at any time in the future, latent or apparent, such ambiguity will not be resolved or construed against either party.

20.       Notices. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder will be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the address maintained in the Company’s records. Notices sent to the Company should be directed as follows:

Acxiom Corporation

1 Information Way

P.O. Box 8180

Little Rock, Arkansas 72203-0180

Attn: General Counsel

With a copy to:	J. Allen Overby

Bass, Berry & Sims PLC

315 Deaderick Street, Suite 2700

Nashville, TN 37238

Notices sent to Mr. Morgan should be directed as follows:

Mr. Charles Morgan

2908 Hood Street

Dallas, TX 75219

With a copy to:	Gary Rothstein

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178-0060

Any party may send any notice or other communication hereunder to the intended recipient at the address set forth using any other means (including personal delivery, expedited courier, messenger services, facsimile, ordinary mail or electronic mail), but no such notice or other communication will be deemed to have been duly given unless and until it is actually received by the intended recipient. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other party notice in the manner set forth herein.

21.       Reimbursement for Fees. The Company will promptly reimburse Mr. Morgan for all reasonable legal fees and consulting-related expenses incurred by him in connection with the negotiation of this Agreement following his delivery of an accounting of these expenses to the Company.

22.       Counterpart Agreements. This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart will be deemed an original for all purposes.

23.       Governing Law. This Agreement will be governed by and construed under the internal laws of the State of Delaware, without regard to its conflict of laws principles.

24.       Jurisdiction and Venue. This Agreement will be deemed performable by all parties in, and venue will exclusively be in the state or federal courts located in the State of Delaware. Mr. Morgan and the Company hereby consent to the personal jurisdiction of these courts and waive any objection that such venue is objectionable or improper.

25.       No Assignment of Claims. Mr. Morgan will not assign or delegate any of his rights or obligations under this Agreement without the prior written consent of the Company, and any attempted assignment without the Company’s consent will be void ab initio. The Company may assign this Agreement to any successor of the Company or any purchaser of all or substantially all of its assets.

26.       Entire Agreement. This Agreement sets forth the entire agreement between the parties, and, except as otherwise provided herein, fully supersedes any and all prior agreements, understandings, or representations between the parties pertaining to the subject matter of this Agreement.

27.       No Waiver. The Company’s waiver or failure to enforce any term of this Agreement on one instance will not constitute a waiver of its rights under this Agreement with respect to any other violations.

28.       Binding Effect of Agreement. This Agreement will be binding upon Mr. Morgan, the Company and their heirs, administrators, representatives, executors, successors and permitted assigns.

29.       Taxes and Withholding. To the extent required by the federal and applicable state income tax laws and regulations, the Company will withhold and deduct from compensation during the Consulting Period all required withholding and deductions.

30.       Application of Section 409A of Internal Revenue Code. Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement will be interpreted and applied in a manner that is consistent with Section 409A and any guidance issued by the United States Treasury Department thereunder; provided, that the Company will have no liability to Mr. Morgan on account of any term of this Agreement’s noncompliance with Section 409A.

[Signature Page to Follow]

            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

ACXIOM CORPORATION

By:	/s/ Jerry C. Jones
Name:	Jerry C. Jones
Title: Business Development / Legal Leader

/s/ Charles Morgan

Charles Morgan

Signature Page to Transition Agreement

EXHIBIT A

RELEASE

This RELEASE (“Release”) is entered into as of this 13th day of November, 2007 (the “Effective Date”), by and between Acxiom Corporation, a Delaware corporation (the “Company”), and Charles Morgan (“Mr. Morgan”), an individual residing in the State of Texas.

WHEREAS, this Release is executed pursuant to Section 7 of the Transition Agreement dated as of November 13, 2007, by and between the Company and Mr. Morgan (the “Transition Agreement”).

1.         Mr. Morgan’s Release. In consideration of the promises, covenants and other valuable consideration provided by the Company in the Transition Agreement and in this Release, Mr. Morgan hereby unconditionally releases and discharges the Company and its affiliates, and their current and former employees, officers, agents, attorneys, directors, and shareholders (collectively referred to as “Released Parties”) from any and all claims, causes of action, losses, obligations, liabilities, damages, judgments, costs, expenses (including attorneys’ fees) of any nature whatsoever, known or unknown, contingent or non-contingent (collectively, “Claims”), that Mr. Morgan had or has as of the date of this Release arising (i) out of Mr. Morgan’s hiring by, employment with, or retirement from the Company, and (ii) under any federal or state law, including, but not limited to, the Age Discrimination in Employment Act of 1967, 42 U.S.C. §§ 1981-1988, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1986, the National Labor Relations Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Workers Adjustment and Retraining Notification Act, the Americans with Disabilities Act of 1990, Arkansas or Texas labor codes and any provision of any state or federal Constitutions or common law.

This Release includes but is not limited to any claims Mr. Morgan may have for salary, wages, severance pay, vacation pay, sick pay, bonuses, benefits, pension, stock options, restricted stock units, overtime, and any other compensation or benefit of any nature. This Release also includes but is not limited to any and all common law claims including, but not limited to, claims for wrongful discharge, breach of express or implied contract, implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, violation of public policy, defamation, conspiracy, invasion of privacy, and/or tortious interference with current or prospective business relationships. Furthermore, Mr. Morgan relinquishes any right to re-employment with the Company or the Released Parties. Mr. Morgan also relinquishes any right to further payment or benefits under any employment agreement, benefit plan or severance arrangement maintained or previously or subsequently maintained by the Company or any of the Released Parties or any of its respective predecessors or successors, except that he does not release any rights he has under the Transition Agreement. Mr. Morgan also does not release his right to enforce the terms of this Release or the Transition Agreement, his right to indemnification and advancement of expenses under any agreement he has entered into with the Company or under the Company’s charter or bylaws, coverage under any director and officer liability insurance or under any applicable law relating to officers, directors or employees.

2.         No Claims Against Released Parties. Mr. Morgan warrants and represents that, to the full extent permitted by law, he will not bring against the Company or any of the Released Parties any claim or lawsuit seeking monetary damages that is related to any matters released by Mr. Morgan under Section 1 of this Release. Mr. Morgan agrees that if he brings or asserts any such action or lawsuit, he will pay all costs and expenses, including reasonable attorneys’ fees, incurred by the Company or the Released Parties in dismissing or defending the action or lawsuit. Nothing in this provision, however, will be interpreted to prevent Mr. Morgan from bringing a claim or lawsuit to enforce the terms of this Release or the

Release - Page 1

Transition Agreement. This Section 2 will not apply to any claims Mr. Morgan may have asserting rights under the Older Worker Benefit Protection Act.

3.         Rescission. Mr. Morgan has been informed of his right to revoke this Release by informing the Company of his intent to revoke this Agreement within seven (7) calendar days following the Effective Date. Mr. Morgan has further been informed and understands that any such rescission must be in writing and hand-delivered to the Company or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:

Acxiom Corporation

1 Information Way

P.O. Box 8180

Little Rock, Arkansas 72203-0180

Attn: General Counsel

With a copy to:	J. Allen Overby

Bass, Berry & Sims PLC

315 Deaderick Street, Suite 2700

Nashville, TN 37238

Mr. Morgan and the Company agree that if Mr. Morgan exercises this right of rescission, this Release will be null and void and Mr. Morgan will return to the Company any consideration paid or benefit provided pursuant to the Transition Agreement or this Release contemporaneously with the delivery of rescission notice. Mr. Morgan specifically understands and agrees that any attempt by him to revoke this Release after the specified period for rescission has expired is, or will be, ineffective.

4.         Breach of this Release. If a court of competent jurisdiction determines that either party has breached or failed to perform any part of this Release, the parties agree that the non-breaching party will be entitled to injunctive relief to enforce this Release and that the breaching party will be responsible for paying the non-breaching party’s costs and attorneys’ fees incurred in enforcing this Release.

5.         Severability. If any provision of this Release is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will nevertheless continue in full force and effect.

6.         Ambiguities in this Release. The parties acknowledge that this Release has been drafted, prepared, negotiated and agreed to jointly, with advice of each party’s respective counsel, and to the extent that any ambiguity should appear, now or at any time in the future, latent or apparent, such ambiguity will not be resolved or construed against either party.

7.         Opportunity to Review. Mr. Morgan understands and agrees that he has been given at least 21 calendar days from the date he first received this Release to obtain the advice and counsel of the legal representative of his choice and to decide whether to sign it. Mr. Morgan acknowledges that legal counsel of his choosing has reviewed this Release, that Mr. Morgan has consulted with such counsel, and that he agrees to the terms herein without reservation. No payments or benefits pursuant to the Transition Agreement will become due until Mr. Morgan has executed this Release. Mr. Morgan represents and agrees that he has thoroughly discussed all aspects and effects of this Release with his attorney, that he has had a reasonable time to review this Release, that he fully understands all the provisions of this Release and that he is voluntarily entering into this Release.

Release – Page 2

8.         Notices. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder will be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the addresses maintained in the Company’s records. Notices sent to the Company should be directed as follows:

Acxiom Corporation

1 Information Way

P.O. Box 8180

Little Rock, Arkansas 72203-0180

Attn: General Counsel

With a copy to:	J. Allen Overby

Bass, Berry & Sims PLC

315 Deaderick Street, Suite 2700

Nashville, TN 37238

Notices sent to Mr. Morgan should be directed as follows:

Mr. Charles Morgan

2908 Hood Street

Dallas, TX 75219

With a copy to:	Gary Rothstein

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178-0060

Any party may send any notice or other communication hereunder to the intended recipient at the address set forth using any other means (including personal delivery, expedited courier, messenger services, facsimile, ordinary mail or electronic mail), but no such notice or other communication will be deemed to have been duly given unless and until it is actually received by the intended recipient. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other Party notice in the manner set forth herein.

9.         Counterpart Agreements. This Release may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart will be deemed an original for all purposes.

10.       Governing Law. This Agreement will be governed by and construed under the internal laws of the State of Delaware, without regard to its conflict of laws principles.

11.       Jurisdiction and Venue. This Agreement will be deemed performable by all parties in, and venue will exclusively be in the state or federal courts located in, the State of Delaware. Mr. Morgan and the Company hereby consent to the personal jurisdiction of these courts and waive any objection that such venue is objectionable or improper.

12.       No Assignment of Claims. Mr. Morgan represents and warrants that he has not transferred or assigned to any person or entity any Claim involving the Company or the Released Parties or any portion thereof or interest therein. The Company represents and warrants on its own behalf and on

Release – Page 3

behalf of its corporate affiliates that they have not transferred or assigned to any person or entity any Claim involving Mr. Morgan or any portion thereof or interest therein.

13.       Authority. The undersigned officer of the Company represents and warrants that he has authority to enter into this Release on behalf of the Company and its affiliates.

14.       Binding Effect of Release. This Release will be binding upon Mr. Morgan, the Company and their heirs, administrators, representatives, executors, successors and permitted assigns.

[Signature Page(s) to Follow]

Release – Page 4

BY SIGNING THIS RELEASE, MR. MORGAN ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS RELEASE, THAT HE UNDERSTANDS ALL OF ITS TERMS, AND THAT HE IS ENTERING INTO IT VOLUNTARILY. HE FURTHER ACKNOWLEDGES THAT HE IS AWARE OF HIS RIGHTS TO REVIEW AND CONSIDER THIS RELEASE FOR 21 DAYS AND TO CONSULT WITH AN ATTORNEY ABOUT IT, AND STATES THAT BEFORE SIGNING THIS RELEASE, HE HAS EXERCISED THESE RIGHTS TO THE FULL EXTENT THAT HE DESIRED. HE ALSO ACKNOWLEDGES THAT HE WILL BE RECEIVING BENEFITS THAT HE WOULD NOT OTHERWISE BE ENTITLED TO RECEIVE EXCEPT BY VIRTUE OF HIS ENTERING INTO THIS RELEASE.

The parties have duly executed this Release as of the Effective Date first written above.

ACXIOM CORPORATION

By: /s/ Jerry C. Jones
Name:	Jerry C. Jones
Title: Business Development / Legal Leader

/s/ Charles Morgan

Charles Morgan

Signature Page to Release

SCHEDULE A

Grant Date	Plan	Shares Subject To Grants	Exercise Price Per Share	Expiration Date

10/13/1999	UK	73,024	$17.93	10/13/2014
08/09/2000	1983	12,589	$23.44	08/09/2015
08/09/2000	1983	40,316	$23.44	08/09/2015
08/09/2000	2005	19,898	$23.44	08/09/2015
08/07/2002	1983	51,474	$20.44	08/07/2017
08/07/2002	2005	53,503	$24.53	08/07/2017
11/10/1998	1983	8,577	$26.03	11/10/2013
11/10/1998	1983	4,980	$39.04	11/10/2013
11/10/1998	1983	5,663	$52.05	11/10/2013
05/26/1999	1983	93,592	$26.08	05/26/2014
05/26/1999	1983	34,623	$32.60	05/26/2014
05/26/1999	1983	37,719	$39.12	05/26/2014
		435,958